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                                  EXHIBIT 21.1
                     SUBSIDIARIES OF STATION CASINOS, INC.

NEVADA CORPORATIONS

Palace Station Hotel & Casino, Inc.
Texas Station, Inc.
Boulder Station, Inc.
Sunset Station, Inc.
Santa Fe Station, Inc.
Fiesta Casino Hotel
The Reserve Hotel & Casinov Tropicana Station, Inc.
Southwest Gaming Services, Inc.
Town Center Amusements, Inc. d.b.a. Barley's Casino &
  Brewing Company (50% ownership)
GV Ranch Station, Inc.
Kansas City Station Corporation
Fiesta Station Holdings, LLC
Lake Mead Station Holdings, LLC
Carey Station Holdings, LLC
Red Rock Station Holdings, LLC
St. Charles Riverfront Station, LLC